Exhibit 4.13

THIRD AMENDMENT

This Third Amendment, effective as of the date set forth above the signatures of the parties below, amends the Exclusive Patent License Agreement dated October 24, 1997, as amended on May 23, 2002 and March 7, 2005 (the “AGREEMENT”) between the Massachusetts Institute of Technology (“M.I.T.”), a Massachusetts corporation having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts, 02139, USA and Cheung Laboratories, Inc.

WHEREAS, in 1997 Cheung Laboratories, Inc. was renamed Celsion Corporation (“Celsion”), and on November 30, 2005 the AGREEMENT was assigned to Celsion (Canada) Limited (“Celsion Canada”) with the consent of M.I.T., and Celsion Canada, having its principal office at 8320 Guilford Road, Suite A, Columbia, MD 21046, thereby became the licensee (“LICENSEE”);

WHEREAS, Celsion Canada has reinstated the breast cancer product development program of Celsion and is raising funds in an offering to finance commercialization of the licensed technology; and

WHEREAS, LICENSEE and M.I.T. wish to modify the provisions of the AGREEMENT.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree to modify the AGREEMENT as follows:

I. Delete Sections 2.3 and Section 2.4 and insert new Section 2.3 as follows:

M.I.T. hereby agrees that it shall not grant any other license to the PATENT RIGHTS for the EXCLUSIVE FIELDS OF USE, and also that it shall not grant any other license to the COPYRIGHT for the EXCLUSIVE FIELDS OF USE, subject only to Paragraphs 2.5 and 2.6 and to the royal ty-free, nonexclusive license rights of the United States Government pursuant to 48 CFR 52.227-14 (Civilian Agencies) or DFARS 252.227-7013 (Defense Agencies) on and after the EFFECTIVE DATE.

2.	The due dates in Section 3.3 shall be extended as follows:

a.	in 3J(a)(i), delete July 1, 2007 and replace with July 1, 2011

b.	in 3.3(a)(ii), delete June 1 , 2008 and replace with June 1, 2012

c.	in 3.3(b)(i), delete June 1, 2007 and replace with June 1, 2010

d.	i n 3.3(b)(ii), del ete June 1 , 2010 and replace with June 1, 2013

e.	in 3.3(b)(iii), delete June 1, 2011 and replace with June 1 , 2014

3.	The due dates in Section 3.4 shall be extended as follows:

a.	delete 2008 and replace with 2012

b.	delete 2009 and replace with 2013

c.	delete 2010 and replace with 2014

d.	delete 2011 and replace with 2015

4.	In Section 4.1 (a), the annual maintenance fee of $25,000 due January 1, 2007 shall be due September 1, 2007 and the increase in the annual maintenance fees from $25,000 to $50,000 shall be postponed by three (3) years. Therefore, delete:

January 1, 2009	$50,000

And replace with:

January 1, 2009	$25,000
January 1, 2010	$25,000
January l, 2011	$25,000
January 1, 2012	$50,000

5.	Renumber Section 3.2 as 3.2(i) and add the following as Section 3.2(ii):

LICENSEE has met the milestones in Section 3.2(i) and LICENSEE shall raise an additional $10 million dollars ($1 0,000,000) toward the development of LICENSED PRODUCTS, LICENSED PROCESSES or LICENSED SERVICES accord ing to the following schedule:

(a) Three million dollars ($3,000,000) on or before December 31, 2009;

(b) An additional seven million dollars ($7,000,000) on or before December 31,2010.

6.	In Section 3.5, the words: “any of paragraphs 3.2(a), (b) or (c)” shall be replaced with “Section 3.2”.

7.	In Section 14, the address for Licensee shall be updated. Therefore, delete:

John Mon

Vice President - New Technology

Celsion Corporation

10220-L Old Columbia Road

Columbia, MD 21046-2364

And replace with:

John Mon, Vice President

Celsion (Canada) Limited

8320 Guilford Road Suite A

Columbia, Maryland 21046

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their duly authorized representatives.

The Effective Date of this Third Agreement is June 16, 2007.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		CELSION (CANADA) LIMITED

By:	/s/ Lita Nelson	By:	/s/ Augustine Y. Cheung
Name:	Lita L. Nelson	Name:	Augustine Y. Cheung
Title:	Director, Technology Licensing Office	Title:	President and CEO